Exhibit 99.1

Qomolangma Acquisition Corp. Announces Receipt of Notice from Nasdaq Regarding Filing of Quarterly Report on Form 10-Q

New York, NY, July 11, 2024 (GLOBE NEWSWIRE) -- Qomolangma Acquisition Corp. (Nasdaq: QOMO) (the “Company”) announced that it has received a notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) stating that because the Company has not yet filed its Form 10-Q for the period ended March 30, 2024, the Company is no longer in compliance with Nasdaq Listing Rule 5250(c)(1), which requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission (the “SEC”).

This notification has no immediate effect on the listing of the Company’s shares on Nasdaq. However, if the Company fails to timely regain compliance with the Nasdaq Listing Rule, the Company’s common stock will be subject to delisting from Nasdaq.

Under Nasdaq rules, the Company has until July 9, 2024 to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rule. If Nasdaq accepts the Company’s plan, then Nasdaq may grant the Company up until October 15, 2024 to regain compliance. If Nasdaq does not accept the Company’s plan, then the Company will have the opportunity to appeal that decision to a Nasdaq Hearings Panel.

The Company is working diligently and expects to file its Form 10-Q within the next three weeks, which would eliminate the need for the Company to submit a formal plan to regain compliance.

This announcement is made in compliance with Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a deficiency notification.

About Qomolangma Acquisition Corp.

Qomolangma Acquisition Corp. is a blank check company formed under the laws of the State of Delaware for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements”. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contacts:

Jonathan P. Myers
President and Chief Executive Officer
1178 Broadway, 3rd Floor
New York, NY 10001
(646) 791-7587
Email: jmyers@ventac-partners.com

Source: Qomolangma Acquisition Corp.